                                                              EXHIBIT 99.(B)(10)

                                                                           DRAFT
                                                                           -----
                                                                   CONFIDENTIAL
                                                                   -------------



                                PROJECT BIG MAC


                                REVIEW OF MARS


                               SIMMONS & COMPANY

                                 INTERNATIONAL

                                  MARCH 1999

                              TRANSMITTAL LETTER
                              ------------------

This confidential memorandum ("Memorandum") has been prepared by Simmons & Company International ("Simmons") for the Independent Committee of the Board of Directors of Jupiter (the "Independent Committee") as a review of certain issues related to potential transaction between Jupiter and Mars (the "Proposed Transaction").

This Memorandum is intended as background information for use by the Independent Committee and does not purport to be all-inclusive or to contain all of the information which the Independent Committee may desire or need to evaluate the Proposed Transaction.

In preparing this Memorandum, Simmons has relied on publicly available information as well as internal information provided by Mars and Jupiter. Simmons has not independent verified such Information but has relied on its preparing for its accuracy and completeness. Simmons, therefore, make no express or implied warranty with respect to the accuracy or completeness of the information contained herein or as to the non-occurrence of any change in the affairs of Jupiter or Mars since the dates as of which information is provided herein. Financial projections presented herein are based on managements' and third-party analyses of information available at the time this Memorandum was prepared, and there in no express or implied warranty that any of the projections will be realized.



SIMMONS & COMPANY INTERNATIONAL
March 1999

                              TABLE  OF CONTENTS
                              ------------------
                                                                       TAB
                                                                       ---

        REVIEW OF MARS OPERATIONS...................................... A
           Overview OF Power Generation........................ 1
           Overview OF Government Operations................... 2
           Overview OF Industrial Operations................... 3



        FINANCIAL PERFORMANCE.......................................... B

  ---------------------------------------------------------------------------

                         Review of Mars Operations

  ---------------------------------------------------------------------------

Summary History Of Mars
--------------------------------------------------------------------------------




1923    Founded by R. Thomas McDermott to construct wooden drilling rigs.

1940s Mars begins to pioneer the construction and installation of platforms to support marine drilling in waters near shore.

1959    Incorporated under the laws of the Republic of Panama.

1978 Acquired The Babcock & Wilcox Company ("B&W"), a company known for its boiler and environmental equipment.

1995 Mars completes its purchase of Delta Catalytic, the largest engineering, procurement, construction and maintenance company in Canada.

1995 Mars contributes substantially all of its marine construction business to Jupiter which merges with Offshore Pipelines, Inc. Jupiter becomes a public majority-owned subsidiary of Mars.

1997 Mars sells its interest in Unifab International Inc. ("Unifab") for $35.7 in conjunction with Unifab's initial public offering.

        Roger E. Telrault becomes Chief Executive Officer and Chairman of the Board of Directors for both Mars and Jupiter.

        Mars sells its interest in an oil project off of Russia's Sakhalin Island for approximately $122 million.

1998 Mars redeemed Mars' series A Cumulative Convertible Preferred Stock through a capital contribution of $90.0 million and the issuance of 23,251 shares of Mars common shares.

        Mars redeemed a subsidiary's Series B Cumulative Preferred Stock through a capital contribution of $68.0 million.

        Mars converted all of its Series C Cumulative Convertible Preferred Stock through the issuance of approximately 4.1 million common shares of Mars.

        . Mars competes primarily in three general areas; marine construction services, power generation systems and government operations. Mars also provides certain other industrial products and services.

          [Organizational chart describing the Parent's main operating units]

                                     Mars

        Jupiter
                                        B&W Power Generation Group        BWX Technologies, Inc.            Industrial Group(1)
(Majority Owned                                  ("B&W")                      ("BWX")
Public Subsidiary)                      (Wholly Owned Subsidiary)         (Wholly Owned Subsidiary)         (Includes Several
                                                                                                          Wholly Owned Subsidaries)

Marine Construction Services            Power Generation Systems          Government Operations              Other Operations


---------------------------------
/1/ Includes Hudson Products Corporation, Delta-Hudson Engineering Ltd. and Mars
    Technology, Inc.

Mars Divisional Operating Performance
--------------------------------------------------------------------------------

     [Graphs of the Parent's annual revenues and EBITDA by operating unit and graph of the Parent's annual EPS from fiscal year 1996 to fiscal year 1999; Parent's EPS for fiscal 1996, 1997, 1998 and estimated 1999 were ($0.80), ($1.55), $1.77 and $2.65, respectively]

--------------------------------------------------------------------------------

                         Overview Of Power Generation

--------------------------------------------------------------------------------

Structure Of Power Generation
--------------------------------------------------------------------------------


  . The Power Generation group is comprised of The Babcock & Wilcox Company.

[Organizational chart describing the Babcock & Wilcox division's main operating areas]
                                 The Babcock &
                                Wilcox Company
------------------------------------------------------------------------------
                                                              Primarily
                Primarily OEM/1/                             Aftermarket
                                                               Service
---------------------------------------------------   ------------------------
 Utility, Environmental
    And Industrial               Private Power              B&W Service
      Equipment                     Systems                   Company
       ("UE&IE")                    ("PPS")                   ("BWSC")
------------------------   ------------------------   ------------------------
 . Provides Complete       . Provide EPC For Fossil   . Provides Engineered
   Steam Generation And      And Waste Fuel Fired       Upgrades,
   Environmental Control     Power Plants.              Replacement Parts
   Systems.                                             And Services For
                           . Provides Maintenance       B&W And Competitors'
 . Provides Design,          And Operation              Equipment.
   Manufacturing And         Services.
   Construction For
   Utility And Industrial
   Repowering Projects.

                                 The Babcock &
                                Wilcox Company
------------------------------------------------------------------------------
                    Primarily
                   Aftermarket
                     Service
---------------------------------------------------   ------------------------
                                 Diamond Power              Global Sales
      B&W Canada             International, Inc.            And Service
       ("BWC")                     ("DPII")                   ("GS&S")
------------------------   ------------------------   ------------------------
 . Original And            . Supplies Boiler          . Sales And Service
   Replacement Nuclear       Cleaning Equipment         Support Unit For Each
   Steam Generators And      And Ash-Handling           Of B&W's Operating
   Related Equipment         Systems.                    Segments.
   And Services.

 . Service and
   Construction For
   Fossil And Nuclear
   Power Plants.


---------------------
/1/Almost all related to electricity generating industry.

Overview Of Power Generation
--------------------------------------------------------------------------------


  . The Power Generation group provides services, replacement equipment and original equipment to the global power industry. Service is expected to account for almost three-quarters of revenues in fiscal 1999, compared to recent historical levels of 55 to 60 percent.

  . B&W is a major player in the design, manufacture and construction of steam generation systems. B&W is known for its coal-fired boilers, environmental equipment and replacement nuclear steam generators.


          Services Provided                              Customers
-----------------------------------------  ----------------------------------
 . New boilers fueled by combustibles       . Utilities

 . Replacement parts and components for     . Independent power producers
  existing boilers
                                           . Cogenerators
 . Upgrade, inspection, repair and
  maintenance services for boilers         . Pulp and paper mills

 . Turnkey facilities for boiler-intensive  . Chemical process plants industries
                                           . Oil refineries
 . Nuclear steam generators
                                           . Steel mills
 . Construction and installation services
  for power generation equipment           . Waste-to-energy plants

 . Environmental control systems utilizing  . Other steam-using industry
  scrubbers, heat exchangers and other       participants
  systems

Power Generation-Worldwide Locations
--------------------------------------------------------------------------------



 . B&W has sales representatives, licensees or joint ventures in many locations around the world with the exception of the FSU and Africa. B&W has provided services in over 85 countries.

 .  B&W has nine manufacturing locations (including joint-ventures) in the U.S.
   (2), Egypt, Turkey, India, Indonesia and China.


   Map of the world showing the Babcock & Wilcox division's worldwide locations

Equipment Orders By Region
--------------------------------------------------------------------------------


 . The largest markets for new boilers and environmental control systems are outside the U.S.

 . B&W's coal-fired boiler plants are more suited to the Far East where environmental laws are less stringent and coal is plentiful.

 . Recent environmental regulation in the U.S. and Europe could result in a pick-up in demand for B&W's scubber systems.


   [Pie charts describing 1997 worldwide orders for new boilers 40 MW and over and new scrubbers 40 MW and over in unit size by region of ultimate plant location]

   1997 Worldwide Order For New                 1997 Worldwide Order For New
Boilers 40 MW And Over By Region            Scubbers 40 MW And Over In Unit Size
   Of Ultimate Plant Location               By Region Of Ultimate Plant Location


China    Other    Asia Pacific              Asia Pacific     U.S.    Europe
-----    -----    ------------              ------------    -----   ------
49.0%    1.0%        37.0%                     61.0%        10.0%    29.0%


Europe, Middle East, Africa
---------------------------
          8.0%


U.S.     Latin America
-----    -------------
1.0%        4.0%

[Total 29.0 Million Kilowatts]                  [Total 6.4 Million Kilowatts]



Source: McCoy Power Reports

B&W Activity By Region
--------------------------------------------------------------------------------

 .  North "America has accounted for approximately half of B&W's activity
   (measured by total electricity generating installed capacity). The developing economies have accounted for approximately 23 percent of activity.

 . B&W has joint-ventures in several developing regions (China, Indonesia, India, Egypt, Mexico and Turkey). However, they are not consolidated and are not reflected in revenues. They contributed approximately 7 percent of EBDIT/1/ in fiscal 1998 and 1999. Approximately two-thirds of B&W's reported revenues are derived in North America.

 . Recent increases in demand in North America for new generating capacity are expected to have little impact on B&W's business since most of the projects are gas turbine plants.

                 B&W Installed Electricity Generating Capacity

   Pie chart of Babcock & Wilcox worldwide installed electricity generating capacity by region

U.S.            Other Asia              Japan             China
-----           ----------              ------            ------
47.4%           12.5%                   12.5%             3.3%



Middle East
And Africa      Western Europe          Latin America           Canada
-----------     --------------          --------------          ------
  4.7%             13.9%                   2.8%                  2.8%

                    [Total Capacity: 359 Million Kilowatts]


Source: Management.

--------------------------
/1/ After elimination of one-time Items.

Market Share Information
--------------------------------------------------------------------------------

 . Approximately half of the world's electric power market is supplied by water tube boilers (approximately 38 percent is coal-fired)

 . B&W boilers/1/ provide more than 23 percent of the world's boiler-powered electricity generation capacity, and more than 35 percent of the capacity in the U.S.

 . Of the total installed electric generating capacity worldwide (includes boilers and all other types of generating equipment), B&W boilers represent approximately 12 percent of the total market, and 22 percent of the market in the U.S.


                    Installed Electricity Generating Capacity/2/
                    --------------------------------------------
                                   (Gigawatts)


                                                               B&W
                                                      ---------------------
                                             Total                 Market
                                           Capacity     Amount     Share
                                         ------------ ---------- ----------
U.S.                                          765         170        22%
Canada                                        110          10         9
Latin America                                 172          10         6
Western Europe                                600          50         8
Eastern Europe                                130           -         -
FSU                                           330           -         -
Middle East and Africa                        171          17        10
China                                         200          12         6
Japan                                         180          45        25
Other Asia                                    240          45        19
                                           ------      ------    ------
  Total                                     2,898         359        12%
                                           ======      ======    =======


-----------------------
/1/ Includes those manufactured by licensees.
/2/ Source: Management.

Competition
--------------------------------------------------------------------------------



 . B&W is one of several large global manufacturers competing around the world.

 . B&W faces stiff competition for its boilers and scrubbers by the other major competitors, and from regional players in their home markets.

               Worldwide Orders --                                    Worldwide Orders --
               -------------------                                    -------------------

           New Boilers 40 MW Or More/1/                           New Scrubbers 40 MW Or More/2/
           ----------------------------                           ----------------------------



                               1993 To                                                 1993 To
        Manufacturer            1997            1997            Manufacturer            1997            1997
--------------------------   -----------      -------   --------------------------   -----------      --------
Harbin (China)                   15%              8%    B&W (U.S.)                       16%             32%
Shanghai (China)                 12               8     Babcock-Hitachi/3/ (Japan)       16               3
Donfang (China)                   8               9     Mitsubishi (Japan)               16               5
Foster-Wheeler (U.S.)            10               8     ABB (U.S.)                       12              18
B&W (U.S.)                        8               8     Lentjes Bischoff (Europe)         7               6
Hanjung (Korea)                   7               7     Marsulex/4/ (U.S.)                4              17
Mitsubishi (Japan)                7              15     Deutsche Babcock/3/ (Europe)      2               9
ABB (U.S.)                        7               5     Hanjung (Korea)                   1               8
Others                           26              31     Others                           26               2
                               ----            ----                                    ----            ----
  Total                         100%            100%      Total                         100%            100%
                               =====           =====                                   =====           =====



--------------------------------------
/1/ Source: McCoy Power Reports, April 1998 Data.
/2/ Source: McCoy Power Reports, May 1998 Data.
/3/ Unrelated to B&W.
/4/ Formerly GE.

U.S. Electricity Generating Market
-------------------------------------------------------------------------------


 . The demand for electricity is related to economic growth. The U.S. is a maturing market: in the 1960s demand grew at approximately twice the rate of economic growth, by the 1970s it had declined to 1.5 times, and by the 1980s to 1.0 times.

 . The change in growth rate has been driven by increased market saturation of electric appliances, improvements in equipment efficiency, an utility investments in demand-side management programs.

 . The EIA does not expect this trend to change over its current projection period which runs through 2020/1/.

 .  There is approximately 781 gigawatts/2/ of generating capacity in the U.S.

 . Average utilization is approximately 48 percent. However peak utilization is considerably higher.

 . The average growth in total installed capacity from 1993 through 1997 was 0.8 percent per year.

 . The EIA projects that an additional 363 gigawatts will be required by 2020 to meet growing demand and to meet an expected 126 gigawatts of retiring capacity.

----------------------------------
/1/ Source: EIA Annual Energy Outlook 1999.
/2/ Million kilowatts.

 .  Utilities account for almost 91 percent of installed capacity in the U.S.
   However, the non-utility segment is growing an order of magnitude faster than the utility segment.


1997 Electricity Generating Capacity/1/            Capacity Growth Rates
                                                        (Gigawatts)

Pie chart of 1997 U.S. electricity generating capacity by utilities and non-utilities
                                                    Installed Capacity
         Utility                                 ---------------------------
         Non-Utility                              1993       1997      CAGR
         -----------                             -------    ------    ------
         Utility
         -------                    Utility      700.0       707.0     0.2%
         90.5%                  Non-Utility       60.0        74.0     5.1
                                                 -----       -----    -----
         Non-Utility                  Total      760.7       781.1     0.7%
         -----------                             =====       =====    =====
          9.5%

[Total Capacity: 78.1 Gigawatts]

/1/ Source: EIA

U.S. Electricity Generation Capacity By Fuel Source/1/
--------------------------------------------------------------------------------



 . The relatively low cost and easy availability of coal has resulted in coal-fired steam generating plants accounting for the largest segment of U.S. generation capacity.

 . However, tightening environmental regulations, which impact coal-fired plants more directly, and improvements in efficiencies of gas turbine generating units have resulted in gas-fired capacity increasing at a greater rate than any other generating segment.


                                                U.S. Generation Capacity By Type
                                                --------------------------------

                                                           (Gigawatts)

                                   Installed Capacity
                      ------------------------------------------
                                                1997                      1993 To 1997 Change
                                        ------------------------      ----------------------------
                                                        Percent                         Percent
                        1993            Amount          Of Total        Amount          Of Total          CAGR
                      --------        ----------      ------------    ----------      ------------      --------
Coal                    310.6            313.8           40.2%            3.2           15.7%             0.3%

Gas                     158.0            168.4           21.6            12.5           61.7              2.0

Nuclear                  99.1            100.8           12.9             1.7            8.3              0.4

Hydroelectric            98.7             98.2           12.6            (0.4)          (2.0)            (0.1)

Petroleum                80.1             82.2           10.5             2.2           10.7              0.7

Other                    16.5             17.6            2.3             1.1            5.5              1.7
                       ------           ------         ------          ------         ------           ------

  Total                 760.8            781.1          100.0%           23.3          100.0%             0.7%
                       ======           ======         =======         ======         =======          =======




----------------------------------------
/1/ Source: EIA. Includes utility and non-utility capacity.

U.S. Utility Generation Capacity Additions By Fuel Source
--------------------------------------------------------------------------------

 . Analysis of recent capacity additions by utilities, shows that all the increases in gas-fired capacity are due to gas turbine additions. Gas-fired steam power plants have declined in generating capacity in recent years.

 . From 1993 to 1997, total fossil steam generating capacity declined by approximately 2.2 GW while other generating types increased by 9.2 GW.

                Analysis Of U.S. Electricity Capacity Additions - Utilities
                -----------------------------------------------------------
                                      (Gigawatts)

                              Installed Capacity            Change
                              ------------------      -------------------
                                                                 Percent
                                1993      1997         Amount    Of Total      CAGR
                              --------  --------      --------   --------    --------
Fossil Steam
------------
Coal                            300.8     302.5           1.7       24.4%        0.1%
Petroleum                        41.9      40.8          (1.1)     (15.2)       (0.7)
Gas                             103.6     100.8          (2.8)     (39.5)       (0.7)
                              --------  --------      --------   --------    --------
  Subtotal                      446.3     444.2          (2.2)     (30.4)       (0.1)

Turbine/Internal Combustion
---------------------------
Petroleum                        27.6      28.7           1.0       14.7%        0.9
Gas                              28.9      36.9           8.0      113.5         6.3
                              --------  --------      --------   --------    --------
  Subtotal                       56.5      65.6           9.1      128.2         3.8

Nuclear                          99.0     100.8           1.7       24.2%
Hydroelectric                    95.9      94.5          (1.4)     (20.2)
Other                             2.2       2.1          (0.1)      (1.8)
                              --------  --------      --------   --------
  Total Utility                 700.0     707.1           7.1      100.0%        0.3%
                              ========  ========      ========   ========    ========
-------------------
/1/Source: EIA.


Review Of U.S. Planned Capacity Additions/1/
--------------------------------------------------------------------------------


 . In the 1998 through 2001 period, almost 50 percent of total electricity generating capacity additions are expected to be accounted for by gas-fired capacity.

 . Gas-fired capacity is expected to account for almost 90 percent of additions by utilities (1998 through 2007), and over 40 percent of additions by non-utilities (1998 through 2001). The EIA's long range forecast predicts 88 percent of new capacity through 2020 will be gas-fired.

 .  Gas turbine units are expected to account for almost all gas-fired additions.

 . Non-utility generators are expected to be the most rapidly growing sector, accounting for over 84 percent of planned additions from 1998 through 2001.

                    Analysis Of Planned Capacity Additions
                   ----------------------------------------
                                  (Gigawatts)


                                                                     1998 To 2001
                   1998 To 2007 By              ------------------------------------------------------------------
                      Utilities                      By Utilities         By Non-Utilities            Total
                ---------------------           ---------------------    -------------------     ------------------
                             Percent
                Amount       Of Total             Amount      Of Total     Amount    Of Total     Amount    Of Total
                ------       --------           ---------   ---------    --------   --------     ------     --------
Coal               2.6           4.9%                 0.1        0.6%       11.2        15.2%       11.3       12.9%
Gas               46.2          88.7                 11.9       84.4        30.7        41.5        42.6       48.4
Nuclear              -             -                    -          -          -          -           -          -
Hydroelectric      0.7           1.3                  0.6        4.3         3.8        54.1         4.4        5.0
Petroleum          1.4           2.0                  0.7        5.3        12.8        17.2        13.5       15.3
Other              1.2           2.3                  0.7        5.3        15.5        20.9        16.2       18.4
                ------        -------            --------    --------     ------     --------     ------    --------
 Total            52.0         100.0%                14.0      100.0%       74.0       100.0%       88.1      100.0%
                ======        =======            ========    ========      =====     ========     ======    ========

                                               15.9%                   84.1%                    100.0%
                                             =======                   =====                    ======

-----------------------------------------------
/1/ Source: EIA.

Worldwide Electricity Generation
--------------------------------------------------------------------------------

 . The OECD countries account for almost two-thirds of electricity generated worldwide.

 . Since 1973 the OECD has accounted for a little over half of the total worldwide increase in generation. However, its annual average growth rate of
   3.0 percent per year is considerably lower than those of the developing nations.


                       Worldwide Electricity Generation
                       --------------------------------
                                     (TWh)

                            1973                        1996                    Change
                       -------------            -------------------      -------------------  1973 To
                                 Percent                   Percent                  Percent    1996
                      Amount     Of Total       Amount     Of Total      Amount     Of Total   CAGR
                      ------     --------       ------     --------      ------     --------  -------
U.S.                    N/A         N/A          3,652       26.8%         N/A         N/A      N/A
Other OECD              N/A         N/A          5,058       37.0          N/A         N/A      N/A
                     ------      ------         ------     ------        -----      ------     ----
  Total OECD          4,442        72.6%         8,710       63.8        4,268        56.7%     3.0%

FSU                     918        15.0          1,256        9.2          338         4.5      1.4
China                   165         2.7          1,079        7.9          913        12.1      8.5
Asia                    171         2.8            997        7.3          825        11.0      8.0
Latin America           159         2.6            665        4.8          496         6.6      6.3
Africa                  110         1.8            382        2.8          272         3.6      5.6
Middle East              37         0.6            341        2.5          305         4.0     10.2
Non-OECD Eurpoe         116         1.9            205        1.5           89         1.2      N/A
                     ------      ------         ------     ------        -----      ------     ----
                      6,118       100.0%        13,652      100.0%       7,534       100.0%     3.6%
                     ======      =======        ======     ======        =====      =======    =====

Growth In Worldwide Electricity Generation Capacity
----------------------------------------------------------------------

o The Far East region remains the growth leader in capacity installations. Regions which had grown rapidly during the 1980s, such as Latin America, the Middle East and Africa, have seen their recent growth rates decline to levels near those of the developed countries.

World Total Electricity Installed Capacity

Graph of annual world total electricity installed capacity by region from 1980 to 1996


Installed Capacity (Millions of Kilowatts)
                                                        CAGR
                                                -------------------
                                     Percent      1980-       1990-
                          1996       Of Total     1990        1996
                       -------      ---------   -------     -------
North America            920.1        30.7%        2.1%        2.1%
Western Europe           599.7        20.0         2.2         0.6
Far East and Oceania     715.1        23.8         5.2         5.2
Eastern Europe And FSU   436.4        14.5         2.6         0.0
Latin America            150.6         5.0         5.0         2.2
Africa                    92.4         3.1         5.9         2.7
Middle East               85.9         2.9         9.2         2.7
                       -------       -----      ------      ------
  Total/Average        3,000.2        14.3%        4.6%        2.2%
                       =======       =====      ======      ======

Source: EIA.

Worldwide Electricity Demand Per Capita
--------------------------------------------------------------------------------


 . The relative size of the population of the Far East region and its low per capita electricity consumption (less than 10 percent of the U.S.) suggests the Far East could be the most important driver of demand for generation equipment in the long term.

 .  Continuing consumption growth from a significant existing base in North
   America and Western Europe, and rapid consumption growth in Latin America suggests these regions may also be important drivers of demand for new generation equipment.

                                            World Population                        Annual Per Capital Electricity Consumption
                                          (Millions of People)                              (Thousand of Kilowatt Hours)
                                ---------------------------------------              ----------------------------------------
                                                                                       Percent of
                                                         CAGR                             North                CAGR
                                  Percent Of   ------------------------                 American     ------------------------
                           1996     Total       1980-1990    1990-1996         1996    Consumption    1980-1990    1990-1996
                         -------    -----      -----------  -----------       ------   -----------   -----------  -----------
North America              392.0      6.8%         1.2%         1.2%            9.8       100.0%         1.5%         1.6%
Western Europe             473.0      8.2          0.58         0.6             5.1        51.4          1.9          1.0
Far East and Oceania     3,230.9     55.8          1.8          1.6             1.0         9.7          4.3          4.2
Eastern Europe And FSU     392.0      6.8          0.8          0.1             3.7        38.0          1.4         (3.7)
Latin America              388.4      6.7          1.9          1.7             1.6        16.3          3.0          3.3
Africa                     759.5     13.1          2.9          2.9             0.4         4.4          1.9         (0.3)
Middle East                151.3      2.6          3.4          2.6             2.0        20.2          6.3          2.8
                         -------    -----         ----         ----            ----                     ----         ----
   Total/Average         5,787.1    100.0%         1.8%         1.5%            3.4%                     2.9%         1.2%
                         =======    =====         ====         ====            ====                     ====         ====

IEA World Generation Capacity Projection
--------------------------------------------------------------------------------

 . The IEA expects the most rapidly growing demand for generation capacity will occur in China and South and East Asia.

 .  The largest demand growth in actual capacity is expected in China, North
   America, and Western Europe.


                                                               Change in            Percent Of
                                 Capacity(GW)                Capacity (GW)         Total Change             CAGR
                         -----------------------------   -------------------   -------------------   -------------------
                                                           1995 -     2010 -     1995 -     2010 -     1995 -     2010 -
                           1995      2010P      2020P      2010       2020       2010       2020       2010       2020
                         --------  --------   --------   --------   --------   --------   --------   --------   --------
OECD Europe                  628       853      1,009        225        156       15.2%      11.5%       2.1%       1.7%
OECD North America           912     1,159      1,317        247        158       16.7       11.6        1.6        1.3
OECD Pacific/1/              274       366        426         92         60        6.2        4.4        1.9        1.5
Eastern Europe and FSU       434       586        776        152        190       10.3       14.0        2.0        2.8
Latin America                187       326        480        139        154        9.4       11.3        3.8        3.9
Africa                        97       152        208         55         56        3.7        4.1        3.0        3.2
Middle East                   89       126        206         37         80        2.5        5.9        2.3        5.0
China                        227       501        757        274        256       18.6       18.8        5.4        4.2
South Asia/2/                106       212        304        106         92        7.2        6.8        4.7        3.7
East Asia/3/                 126       275        432        149        157       10.1       11.6        5.3        4.6
                           -----     -----      -----      -----      -----      -----      -----      -----      -----
  Total                    3,080     4,556      5,915      1,476      1,359        100%       100%       2.6%       2.6%
                           -----     -----      -----      -----      -----      ------     ------     ------     ------

-----------------------------
/1/ Japan, Australia and New Zealand.
/2/ Indian subcontinent and surrounding countries.
/3/ All other Asia from Myanmar to the east, excluding China.

Worldwide Electricity Generation Capacity By Fuel Source
--------------------------------------------------------------------------------

 . Unlike in the U.S., on a worldwide basis coal has maintained its share as a generating fuel over time. Coal accounted for almost 40 percent of the increase in electricity generation between 1973 and 1996.

 . Nuclear power was the second largest contributor to growth, accounting for almost 30 percent.

 . Gas-fired and hydroelectric plants accounted for most of the remainder approximately equally.


                                   Worldwide Electricity Generation Capacity By Fuel Source
                                   --------------------------------------------------------
                                                               (TWh)

                                        1973                1996              1973 To 1996 Change
                               --------------------    -------------------    -------------------
                                            Percent                Percent                Percent
                               Capacity    Of Total    Capacity   Of Total     Amount    Of Total     CAGR
                               --------    --------    --------   --------    --------   --------   --------
Coal                             2,343       38.3%      5,242       38.4%       2,899     38.5%       3.6%
Hydroelectric                    1,285       21.0       2,512       18.4        1,227     16.3        3.0
Nuclear                            202        3.3       2,416       17.7        2,215     29.4       11.4
Gas                                740       12.1       2,020       14.8        1,280     17.0        4.5
Oil                              1,505       24.6       1,270        9.3         (235)    (3.1)      (0.7)
Other                               43        0.7         191        1.4          148      2.0        6.7
                                ------     ------      ------     ------       ------   ------     ------
  Total                          6,118        100%     13,652        100%       7,534     100%        3.6%
                                ======     =======     ======     =======      ======   =======    =======

Growth In Electricity Generation By Region /1/
-------------------------------------------------------------------------------

OECD (Excluding U.S.)
---------------------
Fossil fuel capacity is expected to show the fastest growth due to the limited expansion of power generation from nuclear and hydroelectric source.

Of the fossil fuels, gas-fired capacity is expected to increase fastest. Oil-fired capacity is expected to remain fairly constant and be used increasingly for peak load purposes.

In Japan, however, coal capacity could increase faster than gas capacity due to the relatively high cost of gas.

In Europe coal-fired capacity is expected to be built, however, projects will depend on country and location specific factors which affect the relative costs of coal and gas-fired capacity.

Nuclear is expected to account for shrinking share of power generation in future due to its high capital costs and regulatory and safety issues. Only Japan is expected to expand its nuclear generation significantly. Even France, which traditionally favored nuclear power, has recently been reconsidering expansion if its nuclear capacity. Plant closures, currently under consideration, would also impact nuclear's future market share.

-------------------------
/1/Source: IEA World Energy Outlook.

----------------------------------------------------------------------



Rest Of The World (Excludes OECD)
---------------------------------

The choice of fuel for power generation is usually determined by the fuel that is locally available.

Thus, the power generation systems of China and Southeast Asia are dominated by coal and that of Latin America by hydroelectric. While this is expected to be broadly the case in the future, the ongoing restructuring and deregulation of the power generation sector, as well as the increasing introduction of private capital, is likely to give a boost to the use of gas in many regions.

Electricity generation in Latin America is expected to continue to be predominantly from hydroelectric, although some increase in fossil fuel-fired generation can be expected.

Generation in China and Southeast Asia is expected to use mainly coal. However, Southeast Asia is also developing gas reserves which are expected to account for an increasing share of generation capacity.

Southern Africa will continue to use mainly coal-fired capacity, while in North Africa, gas is being increasingly substituted for oil.

The substitution of gas in power generation is also noticeable in the Middle East, where there is a concerted effort to free oil for export.

Nuclear is likely to remain an insignificant contributor to total capacity due to the capital cost, technological complexity and shortage of qualified personnel.

The electricity generation industry is dependent upon government for investment funds. Availability of capital is highly dependent upon economic growth as well as political and social goals.

Historically, the expansion of the power generation systems in OECD countries was generally financed by domestic savings. The absence of international capital to build these systems may have contributed to the regulated and monopolistic structure of the industry in many of those countries. Many developing nations may find it difficult to generate sufficient funds from domestic savings to make the necessary investments. Deregulation may be necessary in order to attract international capital.


-----------------------------------------
/1/  Source: IEA World Energy Outlook.

IEA Worldwide Generation Capacity By Fuel Source Projection
--------------------------------------------------------------------------------

 . The IEA projects gas-fired generation capacity to account for double the capacity addition of coal-fired through 2020.

 . Gas-fired capacity is projected to account for over 50 percent of additions with coal-fired accounting for almost 26 percent.


                                                        Capacity (GW)                        1995-2020
                                         --------------------------------------  --------------------------------
                                                                                              Percent of
                                             1995         2010P        2020P     Change (GW)    Change        CAGR
                                         ------------ ------------ ------------ ------------ ------------ ------------
Solid Fuel (Mainly Coal)                     1,032        1,362        1,760          728        25.7%         2.2%
Oil                                            404          527          604          200         7.1          1.6
Gas                                            571        1,309        2,035        1,464        51.6          5.2
Nuclear                                        347          375          334          (13)       (0.5)        (0.2)
Hydroelectric                                  713          940        1,109          396        14.0          1.8
Other                                           13           43           73           60         2.1          7.1
                                             -----        -----        -----        -----       -----        -----
  Total                                      3,080        4,556        5,915        2,835         100%         2.6%
                                             =====        =====        =====        =====       =====        =====

OEM/Aftermarket Service Revenue Analysis
--------------------------------------------------------------------------------

 .  B&W's revenues are expected to decline by 10 percent in fiscal 1999.

 .  The 48 percent decline in OEM revenues reflects weakness in Asia and the Far
   East. The decline has been partly offset by a 26 percent increase in service revenues (reflecting increased focus on the service business and leverage in B&W's installed base).

 . Growth in the service business and declining OEM sales have increased service from between 55 and 60 percent of revenues in fiscal 1996 through 1998 to over 73 percent in 1999.


                    OEM/Aftermarket Service Revenue Summary
                    ---------------------------------------
                         (Dollar amounts in millions)

                                                  Fiscal Year Ending March 31
                                         -------------------------------------------
                                            1996       1997       1998       1999(E)
                                         ---------- ---------- ---------- ----------
OEM                                       $  499.1   $  412.0   $  520.6   $  271.3

Service
BWC Nuclear                                  168.3      108.5       89.8       80.2
Service                                      485.9      453.5      520.4      655.4
Operations And Maintenance                    30.6       29.3       38.0       43.2
Eliminations                                 (38.9)     (17.9)     (26.0)     (26.6)
                                         ---------- ---------- ---------- ----------
  Total Service                              645.9      573.4      622.2      752.2
                                         ---------- ---------- ---------- ----------
   Total Revenues                         $1,145.1      985.4   $1,142.7   $1,023.5
                                         ========== ========== ========== ==========

Backlog Analysis
--------------------------------------------------------------------------------

 .   Backlog declined significantly in fiscal 1998 due to a decline in OEM activity which is largely focused in Asia and the Far East and is comprised of a few major projects.
 .   Backlog has since stablized despite the suspension of two major projects for
    B&W in 1999 ($200 million Tanjung Jati in Indonesia; $90 million Saba Power in Pakistan). Billings have recovered somewhat.
 .   Management is focusing on increasing service work (leveraging significant installed base). Service work is primarily focused in North America.
 .   Management is also focusing on lowering its OEM cost structure.

                              Backlog Analysis/1/
                              ----------------

                         (Dollar amounts in millions)

                                 Total Backlog
Graph of the Babcock & Wilcox's Quarterly backlog expressed in millions of dollars from March 1994 to December 1998, backlog at March 31, 1994, 1995, 1996, 1997, 1998 and December 31, 1998 were $1,622 million, $1,953 million,
$1,445 million, $1,554 million, $1,071 million and $1,010 million respectively

                           At March 31
                         -----------------
Primarily OEM              1997      1998     12/31/98
-------------            --------  --------   --------
UE&IE                    $  768.0  $  360.4   $  338.0
PPS                         340.4     289.4      230.5
                         --------  --------   --------
  Subtotal                1,108.4     649.7      568.5

Primarily Service
-----------------
BWSC                     $  198.6  $  257.6   $  230.1
BWC                         128.6     117.0      165.7
GS&S                         12.1       4.8        5.3
DPII                         83.4      65.6       47.4
                         --------  --------   --------
  Subtotal                  422.7     445.0      448.5

Eliminations                (27.6)    (23.5)      (7.2)
                         --------  --------   --------
  Total Backlog          $1,503.5  $1,071.1   $1,009.8
                         ========  ========   ========

Bookings                 $1,100.1  $  710.3   $  952.3/2/
                         ========  ========   ========

-------------------------------
/1/ Excludes joint venture backlogs.
/2/ Annualized nine months ended December 31, 1998.

Revenue Analysis
--------------------------------------------------------------------------------

  . Fiscal 1999 revenues are lower than 1998 due to a decrease in OEM activity, offset by an increase in service work. The revenue decline is much less than the decline in backlog which occurred during fiscal 1998. Mars expects a recovery in OEM activity in 2000 and growth in both OEM and service to drive the revenue increase in 2001.

  . Although service activity, which is primarily in North America, has increased, lower OEM activity in the U.S. has increased the importance of foreign markets. Foreign activity tends to be dominated by a few large projects.

  . North America is expected to account for approximately two-thirds of revenues (excluding results of joint ventures) in 2000.

                                 Fiscal Year Ending March 31
                    ----------------------------------------------------------
                      1996      1997      1998    1999(E)   2000(P)   2001(P)
                    --------  --------  --------  --------  --------  --------
Primarily OEM
UE&IE.............. $  435.1  $  340.5  $  411.6  $  163.3  $  295.3  $  308.5
PPS................     38.5      49.8      76.8      81.0     134.0     160.5
                    --------  --------  --------  --------  --------  --------
  Subtotal.........    473.6     390.3     488.4     244.3     429.3     469.0
Primarily Service
BWSC...............    351.3     290.2     355.3     473.0     460.7     506.8
BWC................    257.5     182.9     160.8     163.2     175.9     202.6
GS&S...............      0.7      26.1      22.6      26.1      27.1      27.9
DP II..............    100.9     113.9     141.6     143.6     131.2     134.8
                    --------  --------  --------  --------  --------  --------
  Subtotal.........    710.4     613.1     680.3     805.9     794.9     872.1
Eliminations.......    (38.9)    (17.9)    (26.0)    (26.6)     (5.6)    (10.8)
                    --------  --------  --------  --------  --------  --------
  Total Revenues... $1,145.1  $1,985.4  $1,142.7  $1,023.5  $1,218.5  $1,330.3
                    ========  ========  ========  ========  ========  ========

   Used to be 25 percent U.S./75 percent foreign. FY 1999 is primarily one Indonesian project./1/ FY 2000 is primarily one project in Turkey and two in Egypt.

   Generally around $30 million U.S. revenues and the rest foreign. Fiscal 1999 was largely one project in Pakistan./1/

   Approximately 90 percent is service operations in the U.S. Canadian operations and nuclear steam generators for the U.S.

   Primarily provision of service engineers in the U.S.

   Approximately 90 percent U.S.
--------
/1/ Suspended during FY 1999.

Financial Results -- Power Generation
--------------------------------------------------------------------------------

  . The change in mix towards higher margin service work in fiscal 1999 partly offset the effect of the revenue decline on profits.

  . Mars is forecasting relatively flat margins in 2000 at the same time as the lower margin OEM work recovers, and an increase in margins in 2001.

  . The decline in profitability in 1997 is related to a fall in revenues and variable margins while overhead remained fairly flat.

                      Summary Power Generation Results/1/

                          (Dollar amounts in millions)

                                     Fiscal Year Ending March 31
                         ---------------------------------------------------------
                           1996     1997      1998    1999(E)   2000(P)   2001(P)
                         --------  ------   --------  --------  --------  --------
Revenues................ $1,145.1  $985.4   $1,142.7  $1,023.5  $1,218.5  $1,330.3
EBDIT/2/................     52.8    (8.3)     108.8     105.7     119.3     162.1
EBDIT Margin............      4.6%   (0.8%)      9.5%     10.3%      9.8%     12.2%
EBIT/2/.................     37.5   (22.3)      93.5      90.1      99.5     141.6
EBIT Margin.............      3.3%    2.3%       8.2%      8.8%      8.2%     10.6%
Contribution From Joint
 Ventures/3/............      8.9    (0.3)       7.5       7.8       7.1       9.3
Capital Expenditures....     17.7    14.8        9.9      19.5      11.3       9.9

--------
/1/ Adjusted to exclude one-time expenses and incomes.
/2/ Includes income from joint ventures (after tax, where applicable). /3/ After tax, where applicable.

--------------------------------------------------------------------------------

                       Overview Of Government Operations

--------------------------------------------------------------------------------

Overview Of Government Operations
--------------------------------------------------------------------------------



 . Provides nuclear fuel assemblies and nuclear reactor components to the U.S.
  Navy for the Naval Reactors Program. Mars is the sole source provider to the program, which accounts for approximately 55 percent/1/ of Government Operations' revenues.

 . Operates as part of consortiums to provide management and operation services for seven U.S. Government-owned facilities (primarily facilities where nuclear materials are stored or handled). This accounts for approximately 17 percent/1/ of Government Operations' revenues.

 . Also provides environmental remediation services for U.S. Government and commercial nuclear sites.

 . Experience in nuclear industry has led to involvement in research and development for advanced nuclear reactors including those for the Navy's new attack submarine, a new generation aircraft carrier and various space, defense and commercial applications.

 . Through facilities in Barberton, Ohio and Mt. Vernon, Indiana, fabricates heavy equipment and pressure vessels primarily for U.S. Navy submarines.




------------------------------------------
/1/ Based on fiscal 1998 revenues.

Drivers And Outlook - Government Operations
--------------------------------------------------------------------------------

 . Revenues of Government Operations are primarily driven by the level of defense capital spending by the U.S. Government.

 . Work for the Naval Reactors Program is under long-term contract (typically five to seven years). However, annual spending must be approved each year. Contracts are typically modified cost-plus in which Mars shares in gains and losses compared to estimate, with a floor and ceiling.

 . There are no other suppliers for the program in the U.S. and a new entrant would be unlikely to make the significant investment to enter the business.

 .  There are 83 nuclear powered submarines in the U.S. fleet (including 18/1/
   Trident ballistic missile submarines).

 . An estimated $750 to $800 million of the current $942 million in backlog is for the Naval program.

 .  Mars is currently under contract to develop the power plant for the new
   Virginia Class attack submarine and expects to be the fuel source supplier.

 .  Mars expects to benefit if a nuclear aircraft carrier is developed (benefits
   B&W as well as Government Operations).

 . However, the nuclear submarine fleet was developed to counter the Soviet threat, and much of the fleet is less effective in the type of regional conventional conflicts in which the U.S. becomes involved periodically.

 . Management does not expect any significant growth due to reductions in the defense budget in recent years. However, management expects activity to remain stable since Mars is the sole source.


------------------------
/1/  If START II is implemented, this would decrease to 14.

--------------------------------------------------------------------------------

 . The contract management of U.S. Government facilities has grown rapidly ($3 million in revenues in fiscal 1996 to $64 million in 1998) with increased outsourcing of such services.

 .  The pending transaction between Westinghouse and BNFL/1/ could impact
   Westinghouse's ability to win U.S. Government contracts to manage facilities. This could be positive for Mars. There are several sites up for bid currently.

 . The construction of new submarines has effectively wound down to one or two per year, and is not expected to go to zero. Navy plans call for a limited number of new nuclear vessels in future: one submarine per year and one aircraft carrier every five years. /2/

 .  Analysts believe there is some potential upside due to:
    - Development of the new Naval submarine and aircraft carrier.
    - Increased outsourcing of management for U.S.
      Government facilities.
    - New focus on cost reduction by Mars.

 . Backlog levels have increased recently:
                                Total
       Date                    Backlog
  ---------------           --------------
                             ($Millions)

  March 31, 1997                792.0
  March 31, 1998                810.2
  December 31, 1998             941.9


Government Operations: Quarterly Backlog
Dollar Amounts in Millions

Graph of the Government Operations' quarterly backlog expressed in millions of dollars from March 1994 to December 1998; backlog at March 31, 1994, 1995, 1996, 1997, 1998 and December 31, 1998 was $776 million, $624 million, $817 million, 798 million, $811 million and $942 million, respectively

-----------------------------
/1/ British Nuclear Fuels Limited.
/2/ Source: Wall Street Journal, February 24, 1999.

Historical And Projected U.S. Navy Procurement Spending
--------------------------------------------------------------------------------



 . The navy procurement budget is expected to grow to an average rate of 4.8 percent per year from 1998 through 2003.

 . In 1996 through 1998, procurement for shipbuilding and conversion accounted for an average of 38 percent of the total navy procurement budget.

  Graph of historical and projected annual U.S. Navy procurement apending expressed in billions of fiscal year 1999 dollars from 1980 to 2002



           Source: U.S. Department Of Defense 1999 Budget Estimates.

Financial Results--Government Operations
--------------------------------------------------------------------------------

 .  Government operations have reported fairly consistent revenues.
 . Margins increased steadily through fiscal 1998 primarily due to a shift in mix towards higher margin management and operations contracts. The subsequent decline in margins was primarily caused by estimated cost overruns on an environmental project in Russia (which pre-dates the new Mars management team).
 . Increasing capital expenditures in 1999 through the rest of the projection period reflect equipment for the new submarine program. Mars is discussing the possibility of leasing the equipment from the U.S. government as an alternative. Mars would expect in either case that the contract revenues would compensate for additional expenditures.

                    Summary Government Operations Results/1/
                          (Dollar amounts in millions)

                                        Fiscal Year Ending March 31
                                -------------------------------------------------
                                 1996    1997    1998   1999(E)  2000(P)  2001(P)
                                ------  ------  ------  -------  -------  -------
Revenues....................... $369.7  $373.0  $370.5  $395.4   $421.7   $394.9
EBDIT..........................   43.3    49.7    52.5    52.2     50.3     46.3
EBDIT Margin...................   11.7%   13.3%   14.2%   13.2%    11.9%    11.7%
EBIT...........................   29.4    36.5    40.6    39.6     41.2     37.0
EBIT Margin....................    8.0%    9.8%   11.0%   10.0%     9.8%     9.4%
Capital Expenditures...........    6.4     4.1     4.3    11.3     21.4     24.9

--------
/1/ Excludes one-time costs and incomes.

------------------------------------------------------------------------------

                       Overview of Industrial Operations

------------------------------------------------------------------------------

Overview Of Industrial Operations
--------------------------------------------------------------------------------


        . Hudson Products Corporation ("HPC") designs and manufactures air-cooled heat exchangers, vacuum steam condensers, axial flow fans, fan control systems and related products.

             - Customers include the petroleum, chemical, gas processing, pulp and paper, electric utility industries.

        . Mars Engineers & Constructors (Canada) Ltd. ("MECL")(1) is an engineering, procurement and construction management company serving the energy industry.

             - Specializations include sour gas treatment, NGL recovery, heavy oil production systems and power generation.

             - Management is focusing on the Canadian market.

        . Mars Technology, Inc. performs research and development for Mars' operating subsidiaries.

        . Interest in Sakhalin Island oil and gas field, joint venture with Unifab International, Inc., TNG Shipyard, Menck GmbH, Mars Engineering Houston, and Mars' shipbuilding and ordnance operations were sold in fiscal 1998.

--------------------
(1) Includes Delta Hudson Engineering Ltd. and Delta Catalytic Industrial Services.

Financial Results--Industrial Operations

  .  Significant changes have occurred since fiscal 1996.

  . From fiscal 1996 through fiscal 1998 revenues declined as MECL refocused on its core Canadian market. This also resulted in a return to profitability as loss-making contracts ended. The turnaround is also evidenced by improving backlog by the end of fiscal 1998.

  . Improving market conditions in Canada and increasing demand for HPC's products led to revenue and margin increases in fiscal 1999.

                                          Summary Industrial Operations Results
                                       --------------------------------------------------
Backlog Summary                                Fiscal Year Ending March 31
---------------                        --------------------------------------------------
  Date    Backlog                       1996    1997     1998   1999(E)  2000(P)  2001(P)
  ----    -------                      ------  ------   ------  -------  -------  -------
(Dollar amounts                                (Dollar amounts in millions)
  in millions)
 3/31/97  $168.4  Revenues             $583.0  $482.4   $368.8  $396.2   $423.2   $425.4
 3/31/98   262.5
12/31/98   436.7  EBDIT                  17.0   (18.1)    20.0    19.0     16.7     17.1
                  EBDIT Margin            2.9%   (3.8)%    5.4%    4.8%     4.0%     4.0%
                  EBDIT                   4.0   (23.9)    16.7    13.7     12.1     12.5
                  EBDIT Margin            0.7%   (5.0)%    4.5%    3.5%     2.9%     2.9%
                  Capital Expenditures   23.3    14.7      6.3     4.0      3.8      3.8

       -----------------------------------------------------------------

                             Financial Performance

       -----------------------------------------------------------------

Mars Financial Statements--Reported (Excluding One-Time Items)
--------------------------------------------------------------------------------
(Dollar amounts in millions, except per share)

  . The following income statements are "as reported", but excluding one-time items.

                                  Pro Forma Fiscal Year Ended March 31
                          -----------------------------------------------------------
                            1996      1997       1998     1999E    2000P/1/   2001P
                          --------  --------   --------  --------  --------  --------
Revenues................  $3,244.3  $3,150.9   $3,674.6  $3,107.3  $2,903.3  $3,378.7
Direct Costs............   2,830.4   2,810.8    3,117.3   2,454.8   2,337.8   2,763.0
                          --------  --------   --------  --------  --------  --------
  Gross Profit..........     413.9     340.1      557.4     652.5     565.4     615.7
  Gross Profit Margin...      12.8%     10.8%      15.2%     21.0%     19.5%     18.2%
SG&A Expense............     274.8     252.4      224.0     345.2     315.2     317.5
(Income) From
 Investees..............     (17.8)      4.1      (85.4)    (10.0)     (9.4)     (9.9)
Minority
 Interest/(Equity
 Income)................      10.0       5.6       48.0      45.6      10.7      14.2
                          --------  --------   --------  --------  --------  --------
  EBITDA................     147.0      78.0      370.8     271.7     248.9     293.9
  EBITDA Margin.........       4.5%      2.5%      10.1%      8.7%      8.6%      8.7%
Depreciation And
 Amortization...........     139.9     151.6      142.3      97.9      92.4      85.4
                          --------  --------   --------  --------  --------  --------
  EBIT..................       7.1     (73.6)     228.5     173.8     156.5     208.5
  EBIT Margin...........       0.2%     (2.3%)      6.2%      5.6%      5.4%      6.1%
Interest Expense........      84.3      91.2       81.5      26.6      38.2      37.0
Interest Income.........     (37.2)    (46.7)     (62.5)    (53.4)    (56.9)    (53.4)
                          --------  --------   --------  --------  --------  --------
  Net Interest
   Expense/(Income).....      47.1      44.5       18.9     (26.8)    (18.8)    (16.3)
Other Expense/(Income)..       6.4     (47.2)      36.1     (14.3)      0.5      (0.1)
                          --------  --------   --------  --------  --------  --------
  Pretax Income.........     (46.4)    (70.8)     173.5     214.8     174.7     224.9
Income Taxes............     (11.5)      4.9       66.9      58.4      64.0      81.9
                          --------  --------   --------  --------  --------  --------
  Net Income............  $  (34.9) $  (75.7)  $  106.6  $  156.4  $  110.7  $  143.0
                          ========  ========   ========  ========  ========  ========
Preferred Stock
 Dividends..............       8.3       8.3        8.3       --        --        --
                          --------  --------   --------  --------  --------  --------
  Net Income To Common..  $ (43.2)  $  (84.0)  $   98.3  $  156.4  $  110.7  $  143.0
                          ========  ========   ========  ========  ========  ========
Basic Shares
 Outstanding............      54.2      54.3       55.4      59.1      59.1      59.1
Fully-Diluted Shares
 Outstanding............      54.4      54.3       63.8      61.8      60.2      60.2
EPS (Basic).............  $ (0.80)  $  (1.55)  $   1.77  $   2.65  $   1.87  $   2.42
                          ========  ========   ========  ========  ========  ========
EPS (Diluted)...........  $  (0.79) $  (1.55)  $   1.67  $   2.53  $   1.84  $   2.38
                          ========  ========   ========  ========  ========  ========

--------
/1/ Incorporates Jupiter's revised 2000 projection.

Mars Financial Results--Beneficial
--------------------------------------------------------------------------------

  . "Beneficial" Mars results include the fraction of Jupiter's revenues, costs, etc. equal to Mars' ownership interest./1/

                                  Pro Forma Fiscal Year Ended March 31
                          ------------------------------------------------------------
                            1996       1997       1998     1999E    2000P/2/   2001P
                          --------   --------   --------  --------  --------  --------
                             (Dollar amounts in millions, except per share)
Revenues................  $2,841.2   $2,675.7   $3,005.2  $2,700.2  $2,638.9  $2,992.1
Direct Costs............   2,503.1    2,411.4    2,556.1   2,133.2   2,130.1   2,435.4
                          --------   --------   --------  --------  --------  --------
  Gross Profit..........     338.1      264.3      449.0     567.1     508.8     556.7
  Gross Profit Margin...      11.9 %      9.9 %     14.9%     21.0%     19.3%     18.6%
SG&A Expense............     234.6      2.2.5      183.4     310.1     288.0     290.4
(Income) From
 Investees..............     (17.8)     (10.2)     (85.4)    (10.0)     (9.4)     (9.9)
Minority
 Interest/(Equity
 Income)................      13.4       11.6       25.5       8.1      (4.0)     (4.2)
                          --------   --------   --------  --------  --------  --------
  EBITDA................     180.0       50.4      325.5     258.9     234.2     280.4
EBITDA Margin...........       3.8 %      1.9 %     10.8%      9.6%      8.9%      9.4%
Depreciation And
 Amortization...........     112.2      118.0      108.4      80.3      75.0      70.4
                          --------   --------   --------  --------  --------  --------
  EBIT..................      (4.2)     (67.5)     217.1     178.6     159.2     210.0
  EBIT Margin...........      (0.1)%     (2.5)%      7.2%      6.6%      6.0%      7.0%
Interest Expense........      70.5       77.2       70.3      24.0      35.9      34.9
Interest (Income).......     (35.3)     (41.2)     (53.1)    (43.0)    (47.9)    (44.9)
                          --------   --------   --------  --------  --------  --------
  Net Interest
   Expense/(Income).....      35.2       36.0       17.3     (19.0)    (12.0)    (10.1)
Other Expense/(Income)..       8.9      (25.9)      38.3     (11.5)      1.7       1.2
                          --------   --------   --------  --------  --------  --------
  Pretax Income.........     (48.2)     (77.6)     161.5     209.1     169.5     219.0
Income Taxes............     (13.3)      (1.9)      55.0      52.7      58.7      75.9
                          --------   --------   --------  --------  --------  --------
  Net Income............  $  (34.9)  $  (75.7)  $  106.6  $  156.4  $  110.7  $  143.0
                          ========   ========   ========  ========  ========  ========
Preferred Stock
 Dividends..............       8.3        8.3        8.3       --        --        --
                          --------   --------   --------  --------  --------  --------
  Net Income To Common..  $  (43.2)  $  (84.0)  $   98.3  $  156.4  $  110.7  $  143.0
                          ========   ========   ========  ========  ========  ========
Basic Shares
 Outstanding............      54.2       54.3       55.4      59.1      59.1      59.1
Fully-Diluted Shares
 Outstanding............      54.4       54.3       63.8      61.8      60.2      60.2
EPS (Basic).............  $  (0.80)  $  (1.55)  $   1.77  $   2.65  $   1.87  $   2.42
                          ========   ========   ========  ========  ========  ========
EPS (Fully Diluted).....  $  (0.79)  $  (1.55)  $   1.67  $   2.53  $   1.84  $   2.38
                          ========   ========   ========  ========  ========  ========

--------
/1/Calculated from the market value of its common equity interest plus preferred stock, divided by the total equity market value plus preferred stock.
/2/Incorporates Jupiter's revised 2000 projection.

Mars Financial Results--Excluding Jupiter
--------------------------------------------------------------------------------
(Dollar amounts in millions, except per share)

 .  The following results reflect Mars without any contribution from Jupiter.

                                  Pro Forma Fiscal Year Ended March 31
                          ------------------------------------------------------------
                            1996       1997       1998     1999E     2000P     2001P
                          --------   --------   --------  --------  --------  --------
Revenues................  $1,984.9   $1,742.4   $1,819.1  $1,814.3  $2,063.5  $2,150.6
Direct Costs............   1,807.8    1,627.0    1,562.0   1,433.2   1,678.1   1,722.3
                          --------   --------   --------  --------  --------  --------
  Gross Profit..........     177.0      115.4      257.1     381.1     385.4     428.3
  Gross Profit Margin...       8.9%       6.6%      14.1%     21.0%     18.7%     19.9%
SG&A....................     149.2      134.1      111.6     233.6     228.8     231.3
(Income) From
 Investees..............     (17.8)       4.1      (85.4)    (10.0)     (9.4)     (9.9)
Minority
 Interest/(Equity
 Income)................      22.5        0.7       31.3       4.4       --        --
                          --------   --------   --------  --------  --------  --------
  EBITDA................      23.2      (23.4)     199.6     153.1     166.0     206.9
  EBITDA Margin.........       1.2%      (1.3%)     11.0%      8.4%      8.0%      9.6%
Depreciation And
 Amortization...........      53.5       51.9       48.5      41.9      37.0      37.7
                          --------   --------   --------  --------  --------  --------
  EBIT..................     (30.3)     (75.3)     151.2     111.2     129.0     169.3
  EBIT Margin...........      (1.5)%     (4.3%)      8.3%      6.1%      6.3%      7.9%
Interest Expense........      41.0       49.6       50.7      18.3      31.1      30.2
Interest (Income).......     (31.1)     (30.2)     (36.3)    (20.4)    (28.3)    (26.6)
                          --------   --------   --------  --------  --------  --------
  Net Interest
   Expense/(Income).....       9.9       19.4       14.4      (2.1)      2.8       3.5
                          --------   --------   --------  --------  --------  --------
Other Expense/(Income)..      14.0       (9.8)      42.1      (5.5)      4.3       3.9
                          --------   --------   --------  --------  --------  --------
  Pretax Income.........     (54.2)     (85.0)      94.7    (118.8)    121.8     161.8
Income Taxes............     (17.2)      (6.8)      33.8      40.4      47.3      63.0
                          --------   --------   --------  --------  --------  --------
  Net Income............  $  (37.0)  $  (78.2)  $   60.9  $   78.4  $   74.6  $   98.8
                          ========   ========   ========  ========  ========  ========
Preferred Stock
 Dividends..............       8.3        8.3        8.3       --        --        --
                          --------   --------   --------  --------  --------  --------
  Net Income To Common..  $  (45.3)  $  (86.5)  $   52.6  $   78.4  $   74.6  $   98.8
                          ========   ========   ========  ========  ========  ========
Basic Shares
 Outstanding............      54.2       54.3       55.4      59.1      59.1      59.1
Fully-Diluted Shares
 Outstanding............      54.4       54.3       63.8      61.8      60.2      60.2
EPS (Basic).............  $  (0.83)  $  (1.59)  $   0.95  $   1.33  $   1.26  $   1.67
                          ========   ========   ========  ========  ========  ========
EPS (Fully Diluted).....  $  (0.83)  $  (1.59)  $   0.95  $   1.27  $   1.46  $   1.64
                          ========   ========   ========  ========  ========  ========

Mars Reported Quarterly Results (No Adjustments)
(Dollar amounts in millions)

   . The following results are consolidated Mars financial statements as reported.

                               Fiscal Year 1998                  Fiscal Year 1999
                          ------------------------------  ---------------------------------
                                                                                     Q4
                            Q1      Q2      Q3      Q4      Q1      Q2      Q3    Estimated
                          ------  ------  ------  ------  ------  ------  ------  ---------
Revenues................  $928.1  $920.1  $901.7  $924.8  $819.8  $780.0  $800.8   $706.7
Direct Costs............   786.9   771.9   757.8   800.7   679.7   630.2   674.8    493.5
                          ------  ------  ------  ------  ------  ------  ------   ------
  Gross Profit..........   141.2   148.2   143.9   124.0   140.1   149.8   126.1    213.2
  Gross Profit Margin...    15.2%   16.1%   16.0%   13.4%   17.1%   19.2%   15.7%    30.2%
SG&A Expense............    55.6    54.7    49.9    63.9    54.5    57.5    51.9    181.2
Equity
 Expense/(Income).......    (0.1)   (6.4)  (69.0)   (9.9)  (16.9)    3.2    (0.5)   (13.6)
Minority Interest.......     6.7     9.7    23.3     8.3    37.7    12.4    11.3     (3.2)
                          ------  ------  ------  ------  ------  ------  ------   ------
  EBITDA................    79.0    90.2   139.7    61.7    64.8    76.8    63.4     48.7
  EBITDA Margin.........     8.5%    9.8%   15.5%    6.7%    7.9%    9.8%    7.9%     6.9%
Deprecation Expense.....    38.3    39.4    33.4    31.2    26.6    21.7    24.6      2.8
                          ------  ------  ------  ------  ------  ------  ------   ------
  EBIT..................    40.7    50.9   106.3    30.5    38.3    55.0    38.7     45.9
Interest
 Expense/(Income).......    12.7     6.8     1.2    (1.8)  (16.1)  (10.1)   (3.3)    (3.6)
Loss/(Gain) On Asset
 Disposals..............  (97.4)   (28.2)   40.2     6.3   (42.4)    1.7     3.8      0.4
Other Expense/(Income)..    (1.6)    0.1    (4.2)    2.4   (41.6)    5.7     2.4     (3.7)
                          ------  ------  ------  ------  ------  ------  ------   ------
  Pretax Income.........   127.0    72.1    69.1    23.6   138.4    57.7    35.9     52.8
Income Taxes............    17.2    34.0    18.1     6.9    16.8     6.1    (6.4)    12.8
                          ------  ------  ------  ------  ------  ------  ------   ------
  Net Income............  $109.9  $ 38.2  $ 51.0  $ 16.7  $121.6  $ 51.6  $ 42.3   $ 40.0
                          ======  ======  ======  ======  ======  ======  ======   ======
  Net Income Margin.....   11.8%     4.1%    5.7%    1.8%   14.8%    6.6%    5.3%     5.7%
Preferred Dividends.....     2.1     2.1     2.1     2.1     --      --      --       --
                          ------  ------  ------  ------  ------  ------  ------   ------
  Net Income After
   Preferred............  $107.8  $ 36.1  $ 48.9  $ 14.6  $121.6  $ 51.6  $ 42.3   $ 40.0
                          ======  ======  ======  ======  ======  ======  ======   ======
Basic Shares
 Outstanding............    55.4    56.8    56.0    55.4    59.9    58.8    58.6     58.6
Fully Diluted Shares
 Outstanding............    63.0    64.1    64.4    63.8    65.5    62.0    59.6     59.6
EPS (Basic).............   $1.94  $ 0.64  $ 0.87  $ 0.26  $ 2.03  $ 0.88  $ 0.72   $ 0.68
                          ======  ======  ======  ======  ======  ======  ======   ======
EPS (Diluted)...........  $ 1.77  $ 0.62  $ 0.82  $ 0.29  $ 1.88  $ 0.85  $ 0.71   $ 0.67
                          ======  ======  ======  ======  ======  ======  ======   ======

Summary of Mars Historical Consolidated Balance Sheets
--------------------------------------------------------------------------------
(U.S. dollar amounts in millions)

                                                            At December 31,
                               Actual, March 31                  1998
                         -------------------------------  --------------------
                                                                        Pro
                           1996       1997       1998     Reported   Forma/1/
                         ---------  ---------  ---------  ---------  ---------
Cash and Equivalents...  $   238.7  $   257.8  $   277.9  $   265.3  $   265.3
Investments in Debt
 Securities............      244.1      485.5    1,073.5    1,120.7      890.7
Accounts Receivable....      677.1      798.3      742.8      560.2      560.2
Contracts in Progress..      457.3      326.5      239.5      214.2      214.2
Environmental and
 Products Liabilities
 Recoverable...........      116.3      183.0      143.6      135.2      135.2
Inventories............       77.6       66.3       63.3       58.3       58.3
Deferred Income Taxes..       93.1       60.9       84.0       81.5       81.5
Other Current Assets...       62.5       65.6       45.3       26.8       26.8
                         ---------  ---------  ---------  ---------  ---------
  Total Current
   Assets..............    1,966.6    2,243.9    2,669.9    2,462.1    2,232.1
Gross Property, Plant
 and Equipment.........    1,890.1    1,764.3    1,715.4    1,502.9    1,502.9
Less: Accumulated
 Depreciation..........   (1,199.4)  (1,164.6)  (1,181.7)  (1,045.4)  (1,045.4)
                         ---------  ---------  ---------  ---------  ---------
  Net Property, Plant
   and Equipment.......      690.7      599.7      533.7      457.5      457.5
Goodwill...............      460.1      423.1      127.1      112.5      112.5
Environmental and
 Products Liabilities
 Recoverable...........      607.0      720.9      604.9      470.8      470.8
Prepaid Pension Costs..      283.7      303.8      328.6      123.0      123.0
Other Assets...........      379.3      308.0      237.0      227.5      227.5
                         ---------  ---------  ---------  ---------  ---------
  Total Assets.........  $ 4,387.3  $ 4,599.5  $ 4,501.1  $ 3,853.5  $ 3,623.5
                         =========  =========  =========  =========  =========
Notes Payable and
 Short-term Debt.......  $   234.3  $   451.9  $   156.3  $    35.8  $    35.8
Accounts Payable.......      264.9      268.3      302.0      215.0      215.0
Environmental and
 Products Liabilities--
 Current...............      161.1      211.8      181.2      157.9      157.9
Advance Billings on
 Contracts.............      187.4      200.2      268.8      295.6      295.6
Accrued Expenses.......      508.3      450.2      522.0      155.4      155.4
Other Current
 Liabilities...........       36.7       26.4       30.8      348.1      348.1
                         ---------  ---------  ---------  ---------  ---------
  Total Current
   Liabilities.........    1,392.6    1,608.8    1,461.1    1,207.8    1,207.8
Long-term Debt.........      576.3      667.2      598.2      567.8      367.8
Accumulated Post-
 Retirement Benefits
 Obligation............      401.3      400.4      393.6      147.3      147.3
Environmental and
 Products Liabilities..      721.7      903.4      751.6      592.2      592.2
Other Liabilities......      269.0      250.9      271.5      265.6      265.6
Minority Interest......      341.9      331.8      345.3      212.7      212.7
Stockholders' Equity:
Preferred Stock........        2.9        2.9        2.9        --         --
Common Stock...........      681.6      434.1      676.9      860.1      830.1
                         ---------  ---------  ---------  ---------  ---------
  Total Stockholders'
   Equity..............      684.5      437.0      679.8      860.1      830.1
                         ---------  ---------  ---------  ---------  ---------
    Total Liabilities
     and Stockholders'
     Equity............  $ 4,387.3  $ 4,599.5  $ 4,501.1  $ 3,853.5  $ 3,623.5
                         =========  =========  =========  =========  =========

--------
/1/Pro forma to reflect the retirement of $200 million of Jupiter's $250 million outstanding 9.375 percent senior subordinated notes at a total cost of $230 million.

Asbestos Litigation
--------------------------------------------------------------------------------

    . Simmons has requested, but has not been granted, access to Mars personnel to review this issue.

    . As a result of exposure to asbestos contained in boiler systems manufactured by Mars, Mars is subject to product liability claims from non-employees. The boilers were installed in U.S. Navy vessels from the 1940s through 1984. Claims began around 1980. Mars is not accepting claims relating to exposure to asbestos after 1984 (when new OSHA regulations for handling asbestos came into effect).

     . Mars believes it is substantially insured for such claims except for the claim year 1979 and for insolvent insurers.

     . Estimates of future liabilities are management's best estimates based on claims history. Estimates of insurance recoveries are management's estimates based on analysis of insurers. Mars started reporting estimated amounts of its asbestos liability in 1994.

     . Average claim over the last three years is $6,400, up from an average of $3,000 per claim for the fiscal 1992 through 1994 period. The estimated uninsured portion has increased from 12 percent of estimated future claims at the end of fiscal 1994 to almost 18 percent at December 31, 1998.

                                                             Estimated Uninsured Amount         Average
                          Estimated                       -----------------------------        Claim Amount
                         Total Future                                     As Percent Of          For Last
       At  March 31         Claims          Expense         Amount        Future Claims          3 Years
       ------------      ------------     ----------      ----------      -------------       -------------
                         ($Millions)      ($Millions)     ($Millions)
          1994            $1,122.1           $ 155.0      $  135.1            12.0%             $3,000
          1995               995.9              14.5         134.5            13.5               4,800
          1996               844.0                --         120.8            14.3               5,500
          1997             1,082.8              72.4         178.9            16.5               6,000
          1998               886.7                --         138.2            15.6               6,400
        12/31/98             708.4                --         126.2            17.8                N/A